As Filed with the Securities and Exchange Commission on July 15, 2008 Registration No. 333-_____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MIV THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	01-0809204
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1-8765 Ash Street, Vancouver, B.C., Canada	V6P 6T3
(Address of Principal Executive Offices)	(Zip Code)

2008 Equity Incentive Plan
 (Full title of the plan)

Patrick A. McGowan, CFO
MIV Therapeutics, Inc.
1-8765 Ash Street
Vancouver, B.C., Canada V6P 6T3

(Name and address of agent for service)

(604) 301-9545
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐	Non-Accelerated Filer ☐	Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock underlying 2008 Equity Incentive Plan reserved for future issuance	1,500,000 (1)	$1.69 (2)	$2,535,000 (2)	$99.63 (2)
Total				$99.63

(1)  The maximum number of shares of common stock issuable upon awards to be granted under the Registrant’s 2008 Equity Incentive Plan consists of 1,500,000 shares (post reverse stock split), which are being registered under this Registration Statement and for which a registration fee is being paid.

(2)  Calculated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the high and low price per share prices of the Registrant’s Common Stock on July 7, 2008, a date within 5 business days prior to filing this Registration Statement as reported by the OTC Bulletin Board.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

Not filed as part of this Registration Statement pursuant to Note to Part I of Form S-8.

Item 2.  Registrant Information and Employee Plan Annual Information.

Not filed as part of this Registration Statement pursuant to Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Securities and Exchange Commission (“Commission”) rules and regulations allow us to “incorporate by reference” the information that we file with the Commission.  This means that we can disclose additional important information to you by referring to those documents.  The information incorporated by reference is an important part of this Prospectus, and information that we file in the future with the Commission will automatically update and supersede this information.  All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part hereof from the date of filing of such documents.

We have filed the following documents with the Commission and the information contained in those documents is incorporated by reference into this registration statement:

(1)
The Registrant’s Annual Report on Form 10-K for the fiscal year ended May 31, 2007, filed with the Commission on August 29, 2007 and Amendment No. 1 on Form 10-K/A for the fiscal year ended May 31, 2007, as filed with the Commission on December 5, 2007.

(2)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2007, filed with the Commission on October 15, 2007.

(3)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2007, filed with the Commission on January 14, 2008.

(4)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended February 29, 2008, filed with the Commission on April 11, 2008.

(5)
The Registrant’s Current Reports on Form 8-K filed with the Commission on June 6, 2007, July 13, 2007, September 5, 2007, October 15, 2007, October 25, 2007, November 8, 2007, November 19, 2007, January 2, 2008, January 14, 2008, January 22, 2008, March 28, 2008, April 15, 2008, May 23, 2008, May 29, 2008, June 10, 2008, and June 18, 2008.

(6)	The Registrant’s Current Report on Form 8-K/A filed with the Commission on November 9, 2007.

(7)
The description of the Registrant’s Common Stock, par value $0.001, set forth in its Registration Statement on Form 10-SB12G, filed with the Commission on April 25, 2000, and all amendments and reports filed by the Registrant to update that description.

Item 4.  Description of Securities.

The Registrant’s Common Stock to be offered under this registration statement is registered under Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Nevada Revised Statutes (the “NRS”), under certain circumstances and subject to certain conditions and limitations as stated therein, eliminate the individual liability of a director or officer to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that (a) his or her act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (b) his or her breach of those duties involved intentional misconduct, fraud or a knowing violation of law.  The NRS also grant to the Registrant the power to indemnify its officers and directors, under certain circumstances and subject to certain conditions and limitations as stated therein, against certain expenses and liabilities incurred by or imposed upon them as a result of suits brought against them as such officers and directors if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful.  Also, under the NRS, a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

The Registrant’s Articles of Incorporation further provide that no director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director of officer involving any act or omission of any such director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

The Registrant’s Bylaws provide that the corporation shall indemnify any and all of its Directors and Officers, and its former Directors and Officers, or any person who may have served at the corporation's request as a Director or Officer of another corporation in which it owns shares of capital stock or of which it is a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been Director(s) or Officer(s) of the corporation, or of such other corporation, except, in relation to matters as to which any such Director or Officer or former Director or Officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under By-Law, agreement, vote of shareholders or otherwise.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number                     Description of Exhibit

4.1	2008 Equity Incentive Plan(1)

5.1	Opinion of Bullivant Houser Bailey, PC

23.1	Consent of Bullivant Houser Bailey, PC (contained in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.3	Consent of Dale Matheson Carr-Hilton LaBonte LLP, Independent Registered Public Accounting Firm

23.4	Consent of Moore Stephens Ellis Foster Ltd., Independent Registered Public Accounting Firm

23.5	Consent of Morgan & Company, Independent Registered Public Accounting Firm

24.1	Powers of Attorney (included in signature page to this Registration Statement).

(1)  Incorporated by reference to Appendix A of the Registrant’s definitive proxy statement filed on March 13, 2008.

Item 9.  Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

(A) paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada.

MIV THERAPEUTICS, INC., a Nevada corporation

Dated: July 15, 2008	By:	/s/ Dr. Mark Landy
Dr. Mark Landy,
Chief Executive Officer and President
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dr. Mark Landy, his or her attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this registration statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Dated: July 15, 2008	By:	/s/ Dr. Mark Landy
Dr. Mark Landy
Chief Executive Officer and President, Director
(Principal Executive Officer)

Dated: July 15, 2008	By:	/s/ Patrick A. McGowan
Patrick A. McGowan,
Chief Financial Officer, Director
(Principal Financial Officer and Principal AccountingOfficer)

Dated: July 15, 2008	By:	/s/ Alan P. Lindsay
Alan P. Lindsay
Director, Chairman of the Board